MariMed Reports Third Quarter 2020 Results

Core Cannabis Revenues Increase 220%

Management to Host Conference Call on November 10, 2020 at 10:00 am ET

NORWOOD, Mass., November 9, 2020 – MariMed Inc. (MRMD:OTCQX) (the "Company" or "MariMed"), a leading multi-state cannabis operator focused on health and wellness, today reported financial and operating results for the three and nine months ended September 30, 2020.

Third Quarter 2020 and YTD Financial Highlights:

- Core cannabis revenues of $13.5 million in Q3 represent a 220% increase compared with $4.2 million in Q3 2019. For the nine months ended September 30, 2020, core cannabis revenues totaled $30.5 million, a 168% increase compared with $11.4 million for the first nine months of 2019;
- Gross profit from the core cannabis business increased 221% to $8.7 million for Q3 compared with $2.7 million for the same period in 2019. For the nine months ended September 30, 2020, gross profit from the core cannabis business totaled $19.7 million, a 159% increase from $7.6 million for the first nine months of 2019;
- EBITDA for Q3 was $4.4 million compared to an EBITDA loss of $733,000 for the same period in 2019. For the nine months ended September 30, 2020, EBITDA totaled $8.6 million compared to an EBITDA loss of $1.3 million for the first nine months of 2019;
- The foregoing 2019 revenues, gross profit and EBITDA information have been adjusted, for comparative purposes, to remove the impact from the one-time sales of hemp seeds during the same periods in 2019; and
- The Company continues to take steps to improve financial flexibility and improve liquidity through debt restructuring activities.

"These strong quarterly results reflect the tremendous growth of our cannabis business units coupled with the consolidation of our Massachusetts and Illinois business units into our company," said Bob Fireman, CEO of MariMed. "Our reported financial results now include the revenue from these two states where we generate revenue from both adult-use and medical cannabis programs. We continue to see strong consumer demand for our Betty's Eddie's™ edibles and Nature's Heritage™ flower brands, which are top sellers across most of our markets. We look forward to continued revenue growth throughout the remainder of 2020."

Jon Levine, CFO of MariMed, added "During the quarter, we improved our balance sheet and financial flexibility by converting short-term, high interest rate debt to longer-term debt on much more attractive terms. We appreciate our lenders' and investors' continued support and believe this result reflects both the recognition of our progress to date, and shared confidence in our business strategy."

Operational Highlights:

In Massachusetts, the Company will continue to capitalize on the Commonwealth's robust wholesale market. During the third quarter, MariMed received Massachusetts Cannabis Control Commission (CCC) approval for three adult-use licenses (cultivation, production, and retail), and commenced adult-use sales in September following the agency's final inspection. The Company's entry into Massachusetts' adult-use market is expected to drive revenue growth for the balance

of 2020 and into 2021. The Company is actively seeking two additional dispensary locations for its other provisional licenses.

In Illinois, the Mt. Vernon dispensary has experienced strong sales since opening in the third quarter. The Company will continue to evaluate locations for its fourth Illinois dispensary, which is projected to be operational by mid-2021. The Anna and Harrisburg dispensaries are now generating revenue of approximately $1 million each per month, which the Company expects to continue for the balance of 2020 and beyond given the robust market demand in the state.

In Delaware, First State Compassion Center (FSCC), the Company's cannabis licensed client, had strong cannabis sales in the quarter. The development of the 100,000 square foot manufacturing facility in Milford is continuing.

In Maryland, the Company's cannabis licensed client, Kind Therapeutics USA, continues to experience steady revenue growth. The Company's Nature's Heritage brand of flower and concentrates and Betty's Eddies fruit chews remain among the top-selling consumer products in the Maryland Medical Cannabis Program, which has now expanded to more than 80 dispensaries state-wide.

In Nevada, MariMed continues to await state approval for the transfer of the medical and adult-use cannabis cultivation license of its client, The Harvest Foundation. The Company has contracted with a licensed processor who has been producing and distributing the Company's Betty's Eddies fruit chews in this state since April 2020.

Financial Summary

Revenue, gross profit, and EBITDA results for the three and nine months ended September 30, 2020, have been adjusted to eliminate the impact from the one-time sales of hemp seeds in order to present meaningful comparative results of operations period over period.

For the three months ended September 30, 2020, core cannabis revenue increased 220% to $13.5 million, compared with $4.2 million for the same period in 2019. The significant increase is the result of revenue reflected in MariMed's consolidation of the Company's licensed client businesses in Illinois and Massachusetts. In Q3 2019, these businesses had not yet commenced operations for the company.

Gross profit for the three months ended September 30, 2020 increased 221% to $8.7 million compared with $2.7 million for the same period in 2019. The consistent percentage increases of revenues and gross profits reflects our ability to keep costs of revenues steady as we grow the operations.

Operating expenses for the three months ended September 30, 2020 were $5.3 million, compared with $3.7 million in 2019, as a result of increased personnel costs from the consolidation of the Massachusetts and Illinois operations. However, as a percentage of revenue, these costs decreased significantly from 89% to 39%, and we expect this efficiency to continue to improve going forward

As a result, EBITDA for the three months ended September 30, 2020 was $4.4 million compared with an EBITDA loss of $733,000 for Q3 2019. The significant improvement reflects the impact from consolidating revenue and gross profit from the Massachusetts and Illinois operations.

For the nine months ended September 30, 2020, core cannabis revenue increased 168% to $30.5 million, compared with $11.4 million for the same period in 2019. The significant increase is primarily the result of revenue growth due to MariMed's acquisition of the Company's previously licensed client businesses in Illinois and Massachusetts.

Gross profit for the nine months ended September 30, 2020 was $19.7 million compared with $7.6 million for the same period in 2019. As a percentage of revenue, gross profit was relatively steady at 65% and 67%, respectively.

Operating expenses for the nine months were $13.2 million compared to $9.8 million for the same period in 2019. The increase is primarily due to increases in personnel, insurance and taxes from our becoming an operator of the cannabis businesses. Despite this increase, these costs as a percentage of revenue decreased substantially from 86% to 43%.

Based on the foregoing, EBITDA for the nine months ended September 30, 2020 was $8.6 million compared with an EBITDA loss of $1.3 million.

The Company continues to make progress improving liquidity and capital resources. During the quarter, the Company successfully paid down and restructured the terms of certain of its short-term promissory notes, reducing the balance to $8.5 million at September 30, 2020 from $23.1 million at December 31, 2019. As part of the renegotiation of these notes payable, the Company was able to lower the cost of funds, which will benefit cash flow going forward.

Further, during the nine months ended September 30, 2020, the Company's operating activities provided positive cash flow of approximately $1.6 million, compared to approximately $24.2 million of negative cash flow attributable to such activities during the same period of 2019. Additionally, at September 30, 2020, the Company's negative working capital was $9.1 million, a significant improvement from $29.3 million at December 31, 2019.

For further information, please refer to the Company's Form 10-Q, available at www.SEC.gov.

Conference Call

Management will host a conference call tomorrow, November 10, 2020 at 10:00 am ET, to discuss these results as well as recent corporate developments. After management's opening remarks, there will be a question and answer period. (800) 430-8332 (U.S.) or (323) 289-6581 (International) and provide conference ID 6710666. A live webcast of the conference call can be accessed through the 'Investors' page of the MariMed website (www.marimedinc.com).

For those unable to attend the live call, a telephonic replay will be available until November 24, 2020. To access the replay of the call dial (844) 512-2921 (U.S.) or (412) 317-6671 (International) and provide conference ID 6710666. A replay of the webcast will also be available on the 'Investors' page of the MariMed website.

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About MariMed:
MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people through the use of cannabinoids and cannabis products. The Company develops, owns and manages seed-to-sale, state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units.

The Company is at the forefront of science and innovation through research developed by its lab technicians and medical advisors resulting in industry-leading products and brands, including Betty's Eddies™, Nature's Heritage™, Bourne Baking Co., and Kalm Fusion™, which are licensed and distributed in legal markets across the U.S. and Puerto Rico.

For additional information, visit marimedinc.com.

Important Caution Regarding Forward-Looking Statements:
This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.'s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the law and its enforcement and changes in the economic environment. Additional risk factors are included in the Company's public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped," "anticipated," "believed," "planned, "estimated," "preparing," "potential," "expected," "looks" or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

Company Contact
Jon Levine, CFO
MariMed Inc.
Tel (781) 559-8713

Media Contact
Beth Waterfall
MariMed Inc.
bwaterfall@marimedinc.com

Investors
KCSA Strategic Communications
Scott Eckstein / Elizabeth Barker
MRMD@kcsa.com